Exhibit 99.1

Popular, Inc. Declares a Cash Dividend of $0.40 per Common Share

SAN JUAN, Puerto Rico – (BUSINESS WIRE) – November 19, 2020 – Popular, Inc. (NASDAQ: BPOP) announced today that its Board of Directors has approved a quarterly cash dividend of $0.40 per share on its outstanding common stock. The dividend will be payable on January 4, 2021 to shareholders of record at the close of business on December 11, 2020.

About Popular, Inc.

Popular, Inc. (NASDAQ: BPOP) is the leading financial institution in Puerto Rico, by both assets and deposits, and ranks among the top 50 U.S. bank holding companies by assets. Founded in 1893, Banco Popular de Puerto Rico, Popular’s principal subsidiary, provides retail, mortgage and commercial banking services in Puerto Rico and the U.S. Virgin Islands. Popular also offers in Puerto Rico auto and equipment leasing and financing, investment banking, broker-dealer and insurance services through specialized subsidiaries. In the mainland United States, Popular provides retail, mortgage and commercial banking services through its New York-chartered banking subsidiary, Popular Bank, which has branches located in New York, New Jersey and Florida.

Contacts

Popular, Inc.

Investor Relations:

Paul J. Cardillo, 212-417-6721

Investor Relations Officer

pcardillo@popular.com

or

Media Relations:

Teruca Rullán, 787-281-5170 or 917-679-3596 (mobile)

Senior Vice President, Corporate Communications